EXHIBIT 10.6(A)

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is entered into this 9th day of February, 2007 (the “Execution Date”), by and between American Wagering, Inc., a Nevada corporation (the “Company”) and Timothy Lockinger, whose present residential address is 4770 South Arezzo Ave, Pahrump, Nevada 89061 (“Lockinger”) (together the “Parties”).

In consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.     Definitions and Interpretations

1.1.      Certain terms used herein shall have the meanings attributed to such terms in Schedule 1.

1.2.      All of the defined terms as set forth in Schedule 1, if defined in the singular, shall also retain such general meaning if used in the plural, and if used in the plural, shall retain the general meaning if used in the singular.

2.     Lockinger Representations, Warrants and Covenants

Lockinger represents, warrants and covenants that all of the following are true, accurate and complete:

2.1.      Lockinger’s relationship with the Company has been on an employee basis as a Chief Financial Officer (“CFO”) and that Lockinger commenced his status as CFO under that certain Executive Employment Agreement (“Employment Agreement”) executed on June 28, 2002, and effective on July 1, 2002 (the “Start Date”);

2.2.      All Contracts that directly or indirectly were a result of any effort on the part of Lockinger whether before or after the Start Date and entered into by: (a) the Company, (b) Lockinger within the scope of Lockinger’s relationship with the Company or (c) Lockinger on behalf of the Company (the “Company Contracts”) are the sole and exclusive property of the Company, and Lockinger has no right to represent in any manner that Lockinger is a beneficiary of any right, title or interest in and to the Company Contracts;

2.3.      Lockinger has no right, title, interest or license to any Company Property;

2.4.      The Company owes no sum, compensation, payment or other amount to Lockinger other than the payment set forth in Section 4 below; and

2.5.      The provisions of this Agreement are reasonable in light of the legitimate business needs of the Company, and Lockinger will be able to earn a living and will not be unduly burdened by the restrictions on future employment imposed by this Agreement.

3.     Employment Termination

Lockinger’s Employment Agreement and his relationship with the Company is hereby terminated as of December 14, 2006, (the “Effective Date”), including, without limitation, Lockinger’s status as employee.

4.     Severance

4.1.  Subject to Lockinger’s full and faithful performance of Lockinger’s obligations pursuant to this Agreement and other terms and conditions of this Agreement, Company shall pay to Lockinger a monetary amount of Two Hundred Seventy Thousand Dollars and Zero Cents ($270,000), equal to twenty-one and six tenths (21.6) months of salary, less all applicable taxes and withholdings paid by check and reported on Internal Revenue Service (“IRS”) Form W-2.  The monetary amount payable to the Employee shall be made in a lump sum within seven (7) business days following Employee’s execution of this Agreement; and

4.2.  Employee understands and affirms that, except as specifically set out in this Agreement, no other wages, vacation pay, sick pay, paid time off, leave time, commissions, bonuses, benefits, or other compensation is due to Employee.

5.     Further Assurances

5.1.      Lockinger shall execute, acknowledge and deliver any and all Documents and shall perform any and all acts which shall be reasonably required in order for the Company to record, register, perfect and/or procure any Company Rights, and Lockinger shall execute any proper oath or verify any proper Document in connection with carrying out this provision; and

5.2.      Lockinger shall reasonably cooperate with the Company to effect a smooth transition with respect to any activities Lockinger engaged in on behalf of the Company, at the Company’s behest, and otherwise in the conduct of Lockinger’s employee activities; including, without limitation, providing the Company with (or directing the Company to the location of) all Company Contracts, sourcing and customer contact information, purchase order information, and other sales, marketing, promotional and related information in any Media whatsoever.

6.     Release

6.1.      Unless the Company fails to complete and/or timely perform its obligations pursuant to this Agreement, Lockinger forever releases and discharges the Company and the Company’s past and present subsidiary corporations, parent corporations, affiliates, partners, joint venturers, successors, assigns, contractors, subcontractors, officers, directors, shareholders, employees, agents, attorneys and insurers (in their individual and representative capacities) (collectively, the “Company Released Parties”), from any and all claims, demands, Losses, actions, causes of action, suits, debts, promises, obligations, liens, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, with respect to, relating to, or arising out of, directly or indirectly, any act or omission on the part of any or all of the Company Released Parties in existence as of the Effective Date and/or arising out of facts in existence as of the Effective Date; and

6.2.      Unless Lockinger fails to complete and/or timely perform his obligations pursuant to this Agreement, the Company forever releases and discharges Lockinger from any and all claims, demands, Losses, actions, causes of action, suits, debts, promises, obligations, liens, indemnities, subrogations, (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, with respect to, relating to, or arising out of, directly or indirectly, any act or omission on the part of Lockinger in existence as of the Effective Date and/or arising out of facts in existence as of the Effective Date.

7.     Confidential Information

7.1.      In perpetuity, unless expressly authorized by an Officer, Lockinger shall not Disclose any Confidential Information and/or Company Trade Secrets to any Person or Use any Confidential Information and/or Company Trade Secrets in any manner whatsoever.

7.2.      If Lockinger is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Lockinger shall provide an Officer with prompt written notice of such request or requirement so that the Company may seek protective orders or other appropriate remedies and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Lockinger nonetheless is legally compelled to disclose Confidential Information to any court or tribunal or else would stand liable for contempt or suffer other censure or penalty, Lockinger may, without liability herein, disclose to such court or tribunal only that portion of the Confidential Information which the court requires Lockinger to disclose, provided that Lockinger exercises Lockinger’s best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such court or tribunal.

7.3.      Notwithstanding any other provision of this Agreement, Lockinger hereby acknowledges that the Company owns the exclusive right, title and interest in and to the Confidential Information and the Intellectual Property embodied in, relating to, based upon or arising from Confidential Information.  Lockinger hereby waives any claim of infringement of any right, title or interest of Lockinger (whether based in any Intellectual Property right, title or interest, other proprietary interest whatsoever or applicable fiduciary theory) in, to or respecting any of the Confidential Information, and agrees that Lockinger shall never challenge nor dispute the Company’s right, title and interest in and to the Confidential Information.

7.4.      The Company does and shall own the exclusive right, title and interest in and to all Company Inventions.  To the extent that Lockinger is deemed to have or retain any right, title or interest or otherwise possess any right, title or interest in and to any Company Inventions, Lockinger hereby assigns all such right, title and/or interest to Company Inventions.  Lockinger hereby waives any claim of infringement of any right, title or interest of Lockinger (whether based in any Intellectual Property right, title or interest, other proprietary interest whatsoever or applicable fiduciary theory) in, to or respecting any Company Inventions, and agrees that

Lockinger shall never challenge nor dispute Company’s right, title and interest in and to the Company Inventions.

7.5.      Lockinger shall never Encumber Company Inventions and shall use best efforts to not allow same to be Encumbered.

8.     Indemnification

Lockinger shall fully indemnify and defend the Company and hold the Company harmless from and against all Losses with respect to, related to, or arising out of Lockinger’s intentional, reckless or grossly negligent or unauthorized Disclosure or Use of any Company Trade Secrets or Confidential Information by Lockinger or infringement of Company Intellectual Property incited or caused by Lockinger.

9.     Non-Solicitation

For a period commencing on the Effective Date and ending two (2) years thereafter, Lockinger shall neither solicit, attempt to solicit, or assist another Person to solicit any employee of the Company to work for Lockinger or any other Person, nor incite, or attempt to incite, or assist another in inciting any Person to terminate employment with the Company.

10.   Non-Competition

10.1.    For a period commencing on the Effective Date and ending two (2) years thereafter, Lockinger shall not be employed by or perform independent contract services in the State of Nevada for any entity engaged in the race and sports business, including but not limited to, offering financial services or project management services to an entity that desires to exploit Lockinger’s knowledge of the race and sports business—gained as a direct result of Lockinger’s employment with Company.  For example, Lockinger may take an employment position with or perform consulting services for (i) a hotel/casino entity that operates a race and sports book and/or (ii) vendors of race and sports book hardware and/or software so long as Lockinger’s job description does not permit Lockinger to use or exploit his knowledge of the race and sports book industry, including but not limited to Confidential Information and/ Trade Secrets of the Company or any of its Affiliates, in the performance of his duties.

10.2.    The parties agree that the restrictions and limitations contained in this Agreement are reasonable as to scope and duration and are necessary to protect Company’s interests and to preserve for Company its competitive advantage.  In the event that any of the restrictions and limitations contained in this Agreement are deemed to exceed the time, geographic, or other limitations permitted by Nevada law, the parties agree that a court of competent jurisdiction shall revise any offending provisions of this Paragraph so as to bring it within the maximum time, geographical, or other limitations permitted by Nevada law.

11.   Return of Materials

Lockinger shall, within one (1) Business Day from the Effective Date, return to the Company all Content, in whatever Media, owned by the Company, including, without limitation, all Confidential Information, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material.  Lockinger shall also return any keys, access cards, credit cards, identification cards and other property and equipment belonging to the Company.  All Content stored on or transmitted using the Company owned or leased equipment is and shall be the exclusive property of the Company. Notwithstanding the return or destruction of the Confidential Information, Lockinger shall continue to be bound by Lockinger’s obligations of confidentiality and security as otherwise set forth in this Agreement in perpetuity with respect to Confidential Information and Company Trade Secrets.

12.   Equitable Relief

Lockinger covenants, represents and warrants that any violation of this Agreement by Lockinger shall cause irreparable injury to the Company and shall entitle the Company to extraordinary and equitable relief in court, including but not limited to temporary restraining orders and preliminary and permanent injunctions, without the necessity of posting bond or security.

13.   Non-Waiver

Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege.  No waiver or any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

14.   Non-Disparagement

During the five (5) years following the Effective Date, the parties agree that neither shall make any remarks disparaging the conduct or character of the other, including the Company’s past, present and future officers, directors, shareholders, employees, agents, representatives, subsidiaries, parent companies and affiliates or their heirs, successors and assigns.

15.   Governing Law, Certain Interpretations & Entire Agreement

15.1.        Time is of the essence of this Agreement and all of its terms, provisions, conditions and covenants.

15.2.        If any term of this Agreement or the application of any term of this Agreement should be held invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of its applications, not held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

15.3.        This Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement.  Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to another  counterpart, identical in form, but having attached to it one or more additional signature pages.  This Agreement may be executed by signatures provided by electronic facsimile transmission (also known as “Fax” copies), which facsimile signatures shall be as binding and effective as original signatures.

15.4.        This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and each Party’s respective successors and assigns.

15.5.        Except as otherwise required by law, Lockinger shall not disclose the terms of this Agreement or the negotiations relating thereto to any third Person.

15.6.        This Agreement can be modified only in writing signed by each of the Parties.

15.7.        This Agreement shall be construed without regard to any rule or presumption requiring construction against the Party that drafted the documents or caused them to be drafted.

15.8.        Each Party represents, warrants and covenants that each respective Party has read and understood this Agreement, that each respective Party understands this Agreement’s content and meaning, that each respective Party has executed this Agreement of each respective Party’s own free will in accordance with each respective Party’s own judgment, and after having the opportunity to obtain the advice of counsel.  Each Party further represents, warrants and covenants that each respective Party has not been coerced, influenced, or induced to execute this Agreement by any improper action.

15.9.        Any claims, actions, causes or other juridical matter arising from or in any way related to the performance or breach of this Agreement shall be brought in a court of competent jurisdiction in the State of Nevada and that the law of the State of Nevada shall apply.  Each Party also consents to personal jurisdiction in any court in the State of Nevada for any such litigation and shall not contest that venue is appropriate in any such court.

15.10.      This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter herein and supersede all prior negotiations and agreements.  Each Party acknowledges and agrees that, in executing this Agreement, it is not relying on any representation or promise whatsoever that is not contained in this Agreement and that any such representation or promise is acknowledged to be immaterial.

IN WITNESS WHEREOF, each Party has executed this Agreement, or has caused this Agreement to be executed by each respective Party’s duly authorized representatives, as of the Effective Date.

ATTEST:	American Wagering, Inc.

Robert Smith	By: Victor Salerno
Its: Chief Executive Officer

ATTEST:	Timothy Lockinger

Robert Smith

Schedule 1 - Definitions

“Affiliate” shall mean any subsidiary owned in whole or in part by the Company.

“Business Day” shall mean each day Monday through Friday where federal banks are generally open for business in Clark County, Nevada.

“Company Industry” shall mean the provision of Company Products and Company Services.

“Company Intellectual Property” shall mean all Intellectual Property owned, held, licensed, possessed or used by the Company.

“Company Inventions” shall mean all Industry Inventions that Company or Lockinger solely (or jointly with any third Person) Develop or any Invention that either:  (i) is Developed within the scope of employee relationship; (ii) is of a subject matter related, to the nature and scope of Lockinger’s duties as an employee of the Company (at any time during Lockinger’s relationship with the Company); (iii) stems from or arises out of any Confidential Information (whether or not Developed during or after Lockinger’s relationship with the Company); (iv) was otherwise reasonably known to Lockinger to be of a subject matter within the scope of the Company’s business, operations, or strategic plans; (v) was Developed using, exploiting or otherwise employing any equipment, supply, facility, or service owned, licensed, leased or otherwise possessed by the Company (whether or not Developed during or after Lockinger’s relationship with the Company), or (vi) was otherwise Developed by another Person (including, without limitation, a Company employee) at the behest of or under the control of (whether or not directly or indirectly) the Company.

“Company Products” shall mean provision of wagering systems.

“Company Property” shall mean all physical and intangible property owned, held, licensed, possessed or used by the Company, including, without limitation, offices, facilities, Confidential Information, Company Contracts and Company Intellectual Property.

“Company Rights” shall mean all right, title and interest owned, held, licensed, possessed or used by Company in and to the Company Property.

“Company Services” shall mean services associated with Company Products.

“Company Trade Secrets” shall mean Trade Secrets owned, licensed, possessed or otherwise held by Company.

“Confidential Information” shall mean all the Content relating to, used in or arising out of the Company’s business, finances or other operations and is held by, owned, licensed, or otherwise possessed by the Company (whether held by, owned, licensed, possessed or otherwise existing in, at or about the Company’s or Lockinger’s offices, residence(s) or facilities and regardless of how such Content came into being, as well as regardless of who created, generated or gathered the Content), including, without limitation, all Content contained in, embodied in (in any Media whatsoever) or relating to Company Inventions or the Company’s ideas, creations, works of authorship, works of visual art, business documents, Contracts, licenses, business and non-business relationships, correspondence, operations, manuals, performance manuals, operating data, projections, bulletins, supplier and customer lists and data, sales data, cost data, profit data, strategic planning data, financial planning data, designs, logos, motifs, proposed trademarks or service marks, test results, product or service literature, product or service concepts, manufacturing or sales techniques, process data, specification data, know how, show how, computer software programs (including, without limitation, source code, object code and any other program format), data bases, research and development information and data; provided, however, that “Confidential Information” shall not include information or data “generally publicly known”.  The phrase in the previous sentence “generally publicly known” shall not be deemed to include the Content set forth in patents despite the fact that patents have been published by the federal government, unless such embodiment has otherwise been the subject of a public publication (other than publication as a patent) or if that embodiment is otherwise utilized in the United States of America in the Company Industry, to such an extent that such utilization is generally publicly known.  All references to “Confidential Information” in this Agreement shall be deemed to also refer to “Company Trade Secrets” as well, but references to “Company Trade Secrets” shall not be deemed to automatically refer to “Confidential Information.”

“Content” shall mean all material, information, documents, matter, text, software (whether in source code, object code, executable code, or other program or code format whatsoever, whether now known or hereinafter developed), data, graphics, computer-generated displays and interfaces, images, photographs and works of whatsoever nature, including, without limitation, all compilations of the foregoing and all results of the expression of the foregoing.

“Contract” shall mean all agreements, contracts, understandings, undertakings, obligations, and other documents or matters where there is or was an agreement to be bound.

“Develop” shall mean develop, conceive, reduce to practice, create, or otherwise arise out of a Person’s efforts in any manner whatsoever and through any means whether now known or hereafter developed.

“Disclose” shall mean disclose, disseminate, transmit, publish, distribute, make available or otherwise convey.

“Document” shall mean any form of tangible Media containing Content capable of being reduced to electronic form and reconstituted in tangible form.

“Encumber” shall mean to impose a security interest, pledge, hypothecation, lien, mortgage, or any other encumbrance of whatsoever nature.

“Exploit” shall mean to use, make, sell, or otherwise exploit in any manner whatsoever (through any means now known or hereafter Developed).

“Industry Inventions” shall mean all that is reasonably the subject or capable of being the subject of direct Exploitation by Persons within the Company Industry.

“Intellectual Property” shall mean all foreign, federal, state and common law trademarks, service marks, domain names, Internet path names and addresses of whatsoever nature, trade dress, copyrights, know-how, show-how, patents, Inventions (whether or not patentable), mask works, software, proprietary data, customer lists, strategic plans, financial data, Trade Secrets, all other intangible assets of whatsoever nature and all applications for registration and/or issuance with respect to all the foregoing and whether or not any of the foregoing is registerable or patentable, including, without limitation, with respect to all of the foregoing:  (i) all goodwill associated with any and all of the foregoing; (ii) all parents, continuations, continuations in part, divisionals, reissues and extensions; and (iii) all moral rights associated with any and all of the foregoing.

“Inventions” shall mean all developments, discoveries, creations, improvements, copyrightable material, original Content, works of authorship, works of visual art, and other inventions, whether or not patentable, copyrightable, original, novel, obvious, or otherwise susceptible to protection as any form of Intellectual Property.

“Losses” shall mean any and all costs, expenses, fees (including, without limitation, attorneys’, accountants’, investigators’, witnesses’ and professionals’ fees), charges, expenditures, liabilities, damages and other losses of whatsoever nature.

“Media” shall mean print, document-based medium, television, facsimile, telex, telephony, radio, satellite, cable, wire, computer-based network, network, magnetic means, optical means, electronic means, Internet, intranet, and any other method (now known or hereinafter Developed) for the publication, retention, conveyance, possession or holding of Content, including without limitation, computer software, compact and laser disc, digital video displays, video cassettes, and multi-media.

“Officer” shall mean the president, secretary, treasurer or any vice-president of the Company.

“Person” shall mean any natural person, corporation, limited liability company, limited partnership, partnership trust, association, organization or other entity of whatsoever nature.

“Schedule” shall mean a document attached hereto denoted as a schedule which by reference made herein shall be deemed incorporated herein by such reference.

“Section” shall mean an enumerated provision of this Agreement attached hereto and incorporated herein by each reference in this Agreement.

“Start Date” shall have the meaning attributed to such term in Section 2.1.

“Trade Secrets” shall mean all methodologies (subject to same being the subject of an issued patent), pricing strategies, marketing approaches and other Confidential Information that the Company reasonably informed (whether orally or in writing) Lockinger from time to time is a trade secret, as well as other Confidential Information reasonably the subject of trade secret protection under relevant and applicable state statutes (including, without limitation, the Uniform Trade Secrets Act as enacted in Nevada).

“Use” shall mean to copy, duplicate, reproduce in any manner and through any Media, Exploit, embody in any Content whatsoever or in any tangible Media whatsoever, make a derivation of, or use in any other manner whatsoever.